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                                                                  Exhibit (e)(2)

                                   SCHEDULE I

MASTER INVESTMENT PORTFOLIO:

     1.   Active Stock Master Portfolio
     2.   Bond Index Master Portfolio
     3.   CoreAlpha Bond Master Portfolio
     4.   LifePath Retirement Master Portfolio
     5.   LifePath 2010 Master Portfolio
     6.   LifePath 2020 Master Portfolio
     7.   LifePath 2030 Mater Portfolio
     8.   LifePath 2040 Master Portfolio
     9.   LifePath 2050 Master Portfolio
     10.  Money Market Master Portfolio
     11.  Prime Money Market Master Portfolio
     12.  S&P 500 Index Master Portfolio
     13.  Government Money Market Master Portfolio
     14.  Treasury Money Market Master Portfolio

Amended and approved by the Board of Trustees of Master Investment Portfolio on March 25-26, 2008.

Schedule I to Master Investment Portfolio Placement Agency Agreement